UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2008
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DYNEX CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-9819 (Commission File Number)	52-1549373 (IRS Employer Identification No.)

4551 Cox Road, Suite 300 Glen Allen, Virginia (Address of principal executive offices)	23060 (Zip Code)

Registrant’s telephone number, including area code: (804) 217-5800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2008, the Board of Directors of Dynex Capital, Inc. (the “Company”) appointed Thomas B. Akin as Chief Executive Officer of the Company, effective immediately.  Mr. Akin has served as a director of the Company and as Chairman of the Board since 2003 and will continue in those roles as well.

Mr. Akin has served as the managing general partner of Talkot Capital, LLC located in Sausalito, California since 1995. Talkot Capital is the general partner for various limited partnerships investing in both private and public companies.  From 1991 to 1994, Mr. Akin was the managing director for the Western United States for Merrill Lynch Institutional Services.  He had been the regional director of the San Francisco and Los Angeles regions for Merrill Lynch Institutional Services from 1981 to 1991.  Prior to Merrill Lynch, Mr. Akin was an employee of Salomon Brothers from 1978 to 1981.  He is currently on the board of directors for Acacia Research Corporation, CombiMatrix Corporation, and serves as Chairman of the Board for both Advance Data Exchange and Centiv Services, Inc.

Mr. Akin does not currently have an employment agreement with the Company.  The Board of Directors does, however, anticipate entering into an employment agreement with Mr. Akin, the terms of which will be disclosed when executed.

Item 8.01                      Other Events.

On February 5, 2008, the Company issued a press release announcing the organizational changes discussed in Item 5.02 of this report.  The press release also announced the Company’s declaration of a  dividend of $0.10 per share on its common stock, which is payable February 29, 2008 to shareholders of record as of February 15, 2008, and the sale of substantially all of the tax liens it owned in Allegheny County, Pennsylvania, through an indirect subsidiary, for $1.625 million.

The press release is being filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 8.01.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated February 5, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEX CAPITAL, INC.

Date:	February 7, 2008	By:	/s/ Stephen J. Benedetti
Stephen J. Benedetti
Executive Vice President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 5, 2008